                                                                                          Exhibit 10.43

July 19, 2007

Mr. Randall Lay
One Half Moon Isle
Jersey City, NJ 07305

Dear Randall,

This letter is to confirm our offer and your acceptance of Chief Financial Officer position. Following are the terms and conditions of this offer:

TITLE:                  Chief Financial Officer

BASE SALARY:             $300,000.00 per annum

ON PLAN BONUS:	50 % of base salary, of which
•	75% will be based on actual EBITDA vs. targets set by the Board of Directors.
•	25% will be based on achievements of personal objectives as agreed between you and the CEO
Bonus is payable following year end audit.
Your 2007 Bonus is guaranteed at 50% of the amount irrespective of EBITDA results, so long as you are actively employed with Lazydays through the date of bonus payout.

LONG TERM INCENTIVE PLAN:  The company anticipates implementing a Long Term Management Incentive Plan during Q4-2007 and you will be eligible to participate in that plan

BENEFITS:
As a key employee you are eligible for most benefits on the first of the month following your date of hire. Your eligibility for the 401K plan is the first month following 90 days of employment. Attached is a summary of benefits. You will receive a total of three weeks vacation time, which will be on a prorated basis for 2007. You will also be entitled to the paid holidays and other paid leave set forth in our Employee Handbook.

RELOCATION:	You will be reimbursed for reasonable relocation expenses as agreed between you and John Horton.

This offer is contingent upon verification of employment under the provision of the Immigration Reform and Control Act of 1986. Upon reporting to work you will be required to present proper identification and documentation to support work eligibility status. This offer is also contingent upon your successful completion of the pre-employment drug screen and background/reference-checking process.

Nothing in this letter is to confer any contractual right; either expressed or implied, to remain in the Company’s employ. Nor does it guarantee any fixed terms and conditions of your employment. For additional information, please refer to page 1 in our Employee Handbook.

We are excited about you joining the Lazydays team. Upon signing this offer, a mutually agreed upon start date will be determined. In the interim, if there are any questions regarding this offer, please contact me at 813-246-4999, extension 4387.  Welcome aboard to the #1 RV dealer in the world!

Sincerely,
/s/ Deborah Dube
Director Human Resources

I acknowledge acceptance of this offer and its conditions:

/s/ Randall Lay
Date: September 1, 2007